 Exhibit 5.1

 [Jones Day Letterhead]

July 15, 2015

Guided Therapeutics, Inc.

5835 Peachtree Corners East, Suite D

Norcross, Georgia 30092

Re:      Registration on Form S-1 of up to 34,000,000 Shares of Common Stock
of Guided Therapeutics, Inc.

Ladies and Gentlemen:

We have acted as counsel for Guided Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the registration for resale from time to time by certain of the Company’s security holders, of up to 34,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), initially issuable upon conversion of the Company’s series C convertible preferred stock, par value $0.001 per share (the “Preferred Stock”), or that may be issued as dividends on the Preferred Stock (collectively, the “Shares”), in each case as described in the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Securities Act”) and to which this opinion has been filed as an exhibit.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that he Shares, when issued upon the conversion of the Preferred Stock, or when issued upon declaration by the board of directors of the Company and paid, in each case pursuant to the terms and conditions of the certificate of designations, preferences and rights of the Preferred Stock (the “Certificate of Designations”), will be validly issued, fully paid and nonassessable.

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinion expressed herein is limited to the General Corporation Law of the State of Delaware as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day